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                             THE CHUBB CORPORATION

                                   EXHIBIT 11

                       COMPUTATION OF EARNINGS PER SHARE

                                 (IN THOUSANDS)

                  YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991

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
                                                        1993           1992           1991
                                                      --------       --------       --------
Net income.........................................   $324,217       $617,099       $551,984

After-tax interest expense:

     6% guaranteed exchangeable subordinated notes.      9,750          9,900          6,188

     5 1/2% convertible subordinated notes.........         --             --          1,636
                                                      --------       --------       --------
Net income for computing earnings per share........   $333,967       $626,999       $559,808
                                                      ========       ========       ========

Average number of common shares outstanding........     87,642         87,187         85,786

Additional shares from assumed conversion of:

     6% guaranteed exchangeable subordinated notes
       as if each $1,000 of principal amount had
       been converted at issuance into 11.628
       shares of common stock......................      2,907          2,907          1,817

     5 1/2% convertible subordinated notes as if
       each $1,000 of principal amount had been
       converted at issuance into 23.446 shares of
       common stock................................         --             --          1,035
                                                      --------       --------       --------
Average number of common and common equivalent
  shares assumed outstanding for computing earnings
  per share........................................     90,549         90,094         88,638
                                                      ========       ========       ========

Net income per share...............................   $   3.69       $   6.96       $   6.32
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